For additional information, contact:
Mark Fusler Corporate Controller and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavcoindustries.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2025 SECOND QUARTER RESULTS AND ANNOUNCES NEW $100 MILLION STOCK REPURCHASE PROGRAM
PHOENIX, October 31, 2024 (GLOBE NEWSWIRE) – Cavco Industries, Inc. (Nasdaq: CVCO) ("we," "our," the "Company" or "Cavco") today announced financial results for the second fiscal quarter ended September 28, 2024.
Quarterly Highlights
•Net revenue was $507 million, up $55 million or 12.3% compared to $452 million in the second quarter of the prior year, primarily on home sales volume growth.
•Home sales volume is up 15.7% and capacity utilization is up to approximately 70% from approximately 60% in the second quarter of the prior year.
•Factory-built housing Gross profit as a percentage of Net revenue was 22.9%, compared to 23.2% in the prior year period.
•Financial services Gross profit as a percentage of Net revenue was 21.8%, compared to Gross profit of 35.9% in the prior year period.
•Income before income taxes was $55.0 million, up $3.3 million or 6.4% compared to $51.7 million in the prior year period.
•Net income per diluted share attributable to Cavco common stockholders was $5.28 compared to $4.76 in the prior year quarter.
•Backlogs totaled $276 million at the end of the quarter, up $44 million, or 19%, from $232 million three months ago, with modules in the backlog growing 20%.
•Stock repurchases were approximately $44 million in the quarter.
•On October 29, 2024, the Company's Board of Directors approved an additional $100 million stock repurchase program.

Commenting on the quarter, President and Chief Executive Officer Bill Boor said, "Our second quarter results were strong as our plants ramped production in line with order growth. Additionally, our Financial Services segment showed improvement following the previously communicated $4 million in claims resulting from Hurricane Beryl early in the period.

He continued, "Our continuing prayers and support are with all those affected by Hurricanes Helene and Milton. Thankfully, our employees and their families remained safe; however, many suffered devastating property damage. While dealing with their personal challenges, our Cavco teammates resumed operations, minimizing any negative home shipment effects. Our thanks go out to all our dedicated co-workers in the region for their grit and commitment to providing homes for our customers. The critical importance of that work has never been more apparent than in the aftermath of these catastrophes."

Financial Results

	Three Months Ended
($ in thousands, except revenue per home sold)	September 28, 2024	September 30, 2023	Change
Net revenue
Factory-built housing	$486,343	$434,066	$52,277	12.0%
Financial services	21,118	17,964	3,154	17.6%
	$507,461	$452,030	$55,431	12.3%

Factory-built modules sold	8,119	6,912	1,207	17.5%

Factory-built homes sold (consisting of one or more modules)	4,913	4,248	665	15.7%

Net factory-built housing revenue per home sold	$98,991	$102,181	$(3,190)	(3.1)%

	Six Months Ended
($ in thousands, except revenue per home sold)	September 28, 2024	September 30, 2023	Change
Net revenue
Factory-built housing	$944,391	$891,175	$53,216	6.0%
Financial services	40,669	36,730	3,939	10.7%
	$985,060	$927,905	$57,155	6.2%

Factory-built modules sold	15,790	14,318	1,472	10.3%

Factory-built homes sold (consisting of one or more modules)	9,634	8,830	804	9.1%

Net factory-built housing revenue per home sold	$98,027	$100,926	$(2,899)	(2.9)%
•In the factory-built housing segment, the increase in Net revenue for the three and six months periods was due to higher home sales volume, partially offset by a decrease in revenue per home sold primarily due to a lower proportion of homes sold through our Company-owned stores and, to a lesser extent, product pricing decreases.
•Financial services segment Net revenue increased for the three and six month periods from higher insurance premiums.

	Three Months Ended
($ in thousands)	September 28, 2024	September 30, 2023	Change
Gross profit
Factory-built housing	$111,520	$100,507	$11,013	11.0%
Financial services	4,602	6,450	(1,848)	(28.7)%
	$116,122	$106,957	$9,165	8.6%

Gross profit as % of Net revenue
Consolidated	22.9%	23.7%	N/A	(0.8)%
Factory-built housing	22.9%	23.2%	N/A	(0.3)%
Financial services	21.8%	35.9%	N/A	(14.1)%

Selling, general and administrative expenses
Factory-built housing	$61,440	$56,455	$4,985	8.8%
Financial services	5,557	5,051	506	10.0%
	$66,997	$61,506	$5,491	8.9%

Income from operations
Factory-built housing	$50,080	$44,052	$6,028	13.7%
Financial services	(955)	1,399	(2,354)	(168.3)%
	$49,125	$45,451	$3,674	8.1%

	Six Months Ended
($ in thousands)	September 28, 2024	September 30, 2023	Change
Gross profit
Factory-built housing	$215,030	$213,875	$1,155	0.5%
Financial services	4,494	10,961	(6,467)	(59.0)%
	$219,524	$224,836	$(5,312)	(2.4)%

Gross profit as % of Net revenue
Consolidated	22.3%	24.2%	N/A	(1.9)%
Factory-built housing	22.8%	24.0%	N/A	(1.2)%
Financial services	11.1%	29.8%	N/A	(18.7)%

Selling, general and administrative expenses
Factory-built housing	$121,160	$112,476	$8,684	7.7%
Financial services	10,688	10,710	(22)	(0.2)%
	$131,848	$123,186	$8,662	7.0%

Income from operations
Factory-built housing	$93,870	$101,399	$(7,529)	(7.4)%
Financial services	(6,194)	251	(6,445)	(2,567.7)%
	$87,676	$101,650	$(13,974)	(13.7)%
•In the factory-built housing segment, Gross profit as a percent of Net revenue for the three and six months ended September 28, 2024 decreased primarily due to lower average selling price, partially offset by lower input costs per unit.

•In the financial services segment, Gross profit and Income from operations for the three and six months ended September 28, 2024 was negatively impacted by high insurance claims from Hurricane Beryl in July and multiple weather events in Texas, as well as the wildfires in New Mexico in the first fiscal quarter of this year.
•Selling, general and administrative expenses increased for the three months ended September 28, 2024 as a result of increases in variable compensation driven by higher incentive compensation and as a result of increases in expense from acquired retail locations. Selling, general and administrative expenses increased for the six months ended September 28, 2024 as a result of increases in expense from acquired retail locations.

	Three Months Ended
($ in thousands, except per share amounts)	September 28, 2024	September 30, 2023	Change
Interest Income	$5,692	$5,812	$(120)	(2.1)%
Net income attributable to Cavco common stockholders	$43,815	$41,539	$2,276	5.5%
Diluted net income per share	$5.28	$4.76	$0.52	10.9%

	Six Months Ended
($ in thousands, except per share amounts)	September 28, 2024	September 30, 2023	Change
Interest Income	$11,203	$10,430	$773	7.4%
Net income attributable to Cavco common stockholders	$78,244	$87,896	$(9,652)	(11.0)%
Diluted net income per share	$9.38	$10.05	$(0.67)	(6.7)%
Items ancillary to our core operations had the following impact on the results of operations:

	Three Months Ended		Six Months Ended
($ in millions)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net revenue
Unrealized (loss) gains recognized during the period on securities held in the financial services segment	$(0.4)	$(0.3)	$0.5	$—
Selling, general and administrative expenses
Legal and other expense related to the SEC inquiry, including indemnified costs of a former officer	—	(0.7)	—	(1.0)
Other income, net
Unrealized gains on corporate equity securities	0.2	—	0.1	0.1

Conference Call Details

Cavco's management will hold a conference call to review these results tomorrow, November 1, 2024, at 1:00 p.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone. To participate by phone, please register at
https://register.vevent.com/register/BI8027130d78cd43a583d368caa437db57 to receive the dial in number and your PIN. An archive of the webcast and presentation will be available for 60 days at https://investor.cavco.com.

About Cavco
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. We are one of the largest producers of manufactured and modular homes in the United States, based on reported wholesale shipments. Our products are marketed under a variety of brand names including Cavco, Fleetwood, Palm Harbor, Nationwide, Fairmont, Friendship, Chariot Eagle, Destiny, Commodore, Colony, Pennwest, R-Anell, Manorwood, MidCountry and Solitaire. We are also a leading producer of park model RVs, vacation cabins and factory-built commercial structures. Cavco's finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Cavco's current expectations and projections with respect to our expected future business and financial performance, including, among other things: (i) expected financial performance and operating results, such as revenue and gross margin percentage; (ii) our liquidity and financial resources; (iii) our outlook with respect to the Company and the manufactured housing business in general; (iv) the expected effect of certain risks and uncertainties on our business; and (iv) the strength of Cavco's business model. These statements may be preceded by, followed by, or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "outlook," "plan," "potential," "project," "seek," "target," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning. A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, among other factors, Cavco's ability to manage: (i) customer demand and the availability of financing for our products; (ii) labor shortages and the pricing, availability, or transportation of raw materials; (iii) the impact of local or national emergencies; (iv) excessive health and safety incidents or warranty and construction claims; (v) increases in cancellations of home sales; (vi) information technology failures or cyber incidents; (vii) our ability to maintain the security of personally identifiable information of our customers, (viii) comply with the numerous laws and regulations applicable to our business, including state, federal, and foreign laws relating manufactured housing, privacy, the internet, and accounting matters; (ix) successfully defend against litigation, government inquiries, and investigations, and (x) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the "SEC") by Cavco. The forward-looking statements herein represent the judgment of Cavco as of the date of this release and Cavco disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company's other press releases, reports, and other filings with the SEC. Readers are specifically referred to the Risk Factors described in Item 1A of the Company's Annual Report on Form 10-K for the year ended March 30, 2024 as may be updated from time to time in future filings on Form 10-Q and other reports filed by the Company pursuant to the Securities Exchange Act of 1934, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Understanding the information contained in these filings is important in order to fully understand Cavco's reported financial results and our business outlook for future periods.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 28, 2024	March 30, 2024
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$364,113	$352,687
Restricted cash, current	21,519	15,481
Accounts receivable, net	94,296	77,123
Short-term investments	24,574	18,270
Current portion of consumer loans receivable, net	30,899	20,713
Current portion of commercial loans receivable, net	36,887	40,787
Current portion of commercial loans receivable from affiliates, net	2,894	2,529
Inventories	244,025	241,339
Prepaid expenses and other current assets	82,758	82,870
Total current assets	901,965	851,799
Restricted cash	585	585
Investments	12,845	17,316
Consumer loans receivable, net	20,770	23,354
Commercial loans receivable, net	47,192	45,660
Commercial loans receivable from affiliates, net	3,933	2,065
Property, plant and equipment, net	225,121	224,199
Goodwill	121,969	121,934
Other intangibles, net	27,445	28,221
Operating lease right-of-use assets	36,378	39,027
Total assets	$1,398,203	$1,354,160
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$39,252	$33,531
Accrued expenses and other current liabilities	272,228	239,736
Total current liabilities	311,480	273,267
Operating lease liabilities	32,485	35,148
Other liabilities	7,529	7,759
Deferred income taxes	4,732	4,575
Stockholders' equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Issued 9,417,332 and 9,389,953 shares, respectively; Outstanding 8,267,797 and 8,320,718, respectively	94	94
Treasury stock, at cost; 1,149,535 and 1,069,235 shares, respectively	(348,406)	(274,693)
Additional paid-in capital	284,995	281,216
Retained earnings	1,105,371	1,027,127
Accumulated other comprehensive loss	(77)	(333)
Total stockholders' equity	1,041,977	1,033,411
Total liabilities and stockholders' equity	$1,398,203	$1,354,160

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net revenue	$507,461	$452,030	$985,060	$927,905
Cost of sales	391,339	345,073	765,536	703,069
Gross profit	116,122	106,957	219,524	224,836
Selling, general and administrative expenses	66,997	61,506	131,848	123,186
Income from operations	49,125	45,451	87,676	101,650
Interest income	5,692	5,812	11,203	10,430
Interest expense	(125)	(257)	(215)	(523)
Other income, net	258	655	147	781
Income before income taxes	54,950	51,661	98,811	112,338
Income tax expense	(11,135)	(10,088)	(20,567)	(24,354)
Net income	43,815	41,573	78,244	87,984
Less: net income attributable to redeemable noncontrolling interest	—	34	—	88
Net income attributable to Cavco common stockholders	$43,815	$41,539	$78,244	$87,896

Net income per share attributable to Cavco common stockholders
Basic	$5.33	$4.80	$9.48	$10.15
Diluted	$5.28	$4.76	$9.38	$10.05
Weighted average shares outstanding
Basic	8,226,298	8,656,537	8,256,664	8,663,430
Diluted	8,305,326	8,731,419	8,337,671	8,742,734

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Capital expenditures	$4,905	$4,287	$9,819	$8,470
Depreciation	$4,375	$4,275	$8,744	$8,449
Amortization of other intangibles	$385	$393	$777	$785

###